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                              Exhibit 16.1


August 31, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read paragraphs (b), (c) and (d) of Item 4 included in the Form 8-K dated August 28, 2001 of Harken Energy Corporation to be filed with the Securities and Exchange Commision and are in agreement with the statements contained therein.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP



Cc:  Ms. Anna M. Williams
     Executive Vice President-Finance
       and Chief Financial Officer
     Harken Energy Corporation